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                                                                      EXHIBIT 21

                        Subsidiaries of the Registrant
                        ------------------------------

     The following are directly or indirectly wholly-owned subsidiaries of Trex Medical Corporation.

Subsidiary                                   Jurisdiction of Incorporation
----------                                   -----------------------------

Bennett X-Ray Corporation                    New York

Bennett International Corporation            U.S. Virgian Islands

Eagle X-Ray, Inc.                            New York

Island X-Ray Incorporated                    New York

Thermo Lorad F.S.C. Inc.                     U.S. Virgin Islands

Continental X-Ray Corporation                Delaware

XRE Corporation                              Delaware